SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 12, 2012

Date of report (Date of earliest event reported)

SUNSHINE HEART, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35312	68-0533453
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12988 Valley View Road Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 345-4200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Certain Officers: Election of Directors: Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

Election of Director

On September 12, 2012, Jon Erb was elected to our board of directors.  Mr. Erb, age 63, is currently chief executive officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease, a position he has held since February 2007.  During 2007, Mr. Erb served as executive chairman of the board of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure.  From 2001 through 2006, Mr. Erb was chief executive officer of CHF Solutions, Inc.  Mr. Erb was president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents from 1997 through 2001.  Previously, Mr. Erb was vice president of worldwide operations for Schneider Worldwide, a division of Pfizer, Inc.  Mr. Erb served as a director of SenoRx, Inc., a publicly-traded company, from December 2001 until July 2010, and also served as a director of CryoCath Technologies Inc., a publicly-traded Canadian company, from October 2000 through December 2008.  Mr. Erb currently serves as a director of several private companies, as well as Osprey Medical, Inc., which is listed on the Australian Securities Exchange, and Vascular Solutions, Inc., a Nasdaq listed company, for which he has served on the board since 2002.  Mr. Erb serves as a director of VivoMetrics, Inc., a privately held company, which filed a petition under Chapter 11 of the bankruptcy code in 2010.  With over 30 years of experience in the medical device industry, including 14 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to our board valuable business, management and leadership experience and a deep understanding of the challenges presented in growing a medical device company.  In addition, his role on the boards of Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience.  Through his position managing significant operations of a multi-national medical device company, Mr. Erb also brings to the board valuable private company operational experience.

Mr. Erb’s term will expire at our 2013 annual meeting of stockholders.  For his service as a director, Mr. Erb will be compensated in accordance with our non-employee director compensation plan, which provides that he will receive an annual retainer of AUD$50,000.  Mr. Erb will become chairman of the board on October 1, 2012 and at such time, in accordance with our non-employee director compensation plan Mr. Erb will receive an annual retainer of AUD$100,000.

The board also granted Mr. Erb an option to purchase 54,000 shares of our common stock at an exercise price of $8.27 per share. The option has a ten-year term and subject to stockholder approval and certain other conditions, will vest and become exercisable as to one-forty-eighth (1/48th) of the shares of our common stock covered by the option on the 12th day of each month commencing October 12, 2012 until the option is fully exercisable. We entered into an option agreement setting forth the terms of the option, a form of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Effective October 1, 2012, Mr. Erb will also serve as a member of the audit committee, compensation committee, and governance and nominating committee of our board of directors.  Mr. Erb has not been a participant in, or is to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

Director Resignation

Nicholas Callinan has resigned from our board of directors effective as of December 31, 2012.  Mr. Callinan currently serves on the audit committee, compensation committee and governance and nominating committee of our board of directors and will remain on those committees until October 1, 2012.  Mr. Callinan’s resignation is not based on any disagreement with our company.

N. Callinan Consulting Agreement

On September 12, 2012, we also entered into a consulting agreement, effective as of January 1, 2013, with Mr. Callinan, pursuant to which Mr. Callinan will provide business advisory services to our company and receive: (a) from January 1, 2013 through March 31, 2013, cash compensation of AUD$2,083.33 per month and (b) effective April 1, 2013, hourly compensation at an hourly rate to be determined by our Chief Executive Officer.  The agreement expires March 31, 2015.

Item 9.01.              Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

10.1	Form of Stock Option Grant Notice and Form of Option Agreement (Director).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE HEART, INC.

Date: September 18, 2012	By:	/s/ Jeffrey Mathiesen
Jeffrey Mathiesen
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description	Manner of Filing
10.1	Form of Stock Option Grant Notice and Form of Option Agreement (Director).	Electronically